Exhibit 99.5

Consent of Person Named to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named as a person who will become a member of the Board of Directors of Ascend Telecom Holdings Limited (the “Company”) in the Company’s Registration Statement on Form F-4 (File No. 333-205872) to which this consent is being filed as an exhibit.  I also consent to the filing of this consent as an Exhibit to such Registration Statement and any amendments thereto.

Dated:  August 19, 2015

/s/ Vivek Sett
Name: Vivek Sett